EXHIBIT 23.1

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 22, 2002 included in Mirant Corporation's Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Atlanta, Georgia
March 8, 2002